SECOND AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT

This SECOND AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT (this "First Amendment") is made as of April 23, 2024, by and between the University of Pittsburgh - Of the Commonwealth System of Higher Education, a non-profit corporation organized and existing under the laws of the Commonwealth of Pennsylvania ("University") and SkinJect, Inc. ("Licensee").

WHEREAS, University and Licensee have previously entered into an Exclusive License Agreement with effective date of April 29, 2016 (the "Agreement");

WHEREAS, University and Licensee have previously entered into a First Amendment to the Exclusive License Agreement with effective date of February 26, 2020 (the "First Amendment"); AND

WHEREAS the parties wish to further amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency which are hereby acknowledged, the parties hereby agree as follows:

1. Amendment Fee. The Licensee shall pay the University an Amendment Fee in the amount of Five Thousand Dollars ($5,000), which shall be due immediately upon Licensee's execution of this Amendment.

2. Amendments to Exclusive License Agreement.

Section 4.2 of the Agreement is hereby deleted and replaced in its entirety as follows:

"4.2 In addition, Licensee shall adhere to each of the following milestones:

(a) Submit a completed report to Food & Drug Administration of a Phase II trial of Licensed Technology or foreign equivalent by September 30, 2021.

(b) Submit a New Drug Application or foreign equivalent for a product covered under Licensed Technology by September 30, 2026; and

(c) First commercial sale of Licensed Technology within four (4) years of submission of a New Drug Application or foreign equivalent for a product covered under Licensed Technology."

3. Miscellaneous.

(a) Except as specifically amended above, all terms of the Agreement shall remain in full force and effect. To the extent that there are any inconsistencies between the terms of the Agreement and the terms of this Second Amendment, the terms of this First Amendment shall prevail in effect.

(b) The parties acknowledge that this Second Amendment and the Agreement set forth the entire understanding and intentions of the parties hereto as to the subject matter hereof and supersedes all previous understandings between the parties, written or oral, regarding such subject matter.

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IN WITNESS WHEREOF, the parties represent and warrant that each has the authority to bind the party to this Agreement and hereto have executed this Second Amendment as of the date first written above.

UNIVERSITY OF PITTSBURGH - OF

THE COMMONWEALTH SYSTEM OF

HIGHER EDUCATION

By    /s/ Evan Facher

Evan Facher, Ph.D., MBA
Director, Innovation Institute
Vice Chancellor for Innovation and
Entrepreneurship

SKINJECT, INC.

By    /s/ James P. Quinlan
Name: James P. Quinlan, CPA

Title: Chairman of the Board of Directors and Treasurer